EXHIBIT 99.1
 Accelr8
    Technology
Corporation                                                        PRESS RELEASE
                                                  Contact: Thomas V. Geimer, CEO
                                                               Tel: 303-863-8088
                                                          tom.geimer@accelr8.com



       Accelr8 Announces Patent Filing for Rapid DNA and Protein Detection


DENVER, CO--July 30, 2003, Accelr8 Technology Corporation (OTC-BB:ACLY) announced today that the company filed a provisional patent application for microarraying methods to rapidly detect and quantitatively measure nucleic acids and proteins in a biological sample. The new technology, named YoDx(TM), complements and enhances the capabilities of Accelr8's QuanDx(TM) light scattering detection technology. Microarraying and related analyses are important in research for drug discovery, molecular diagnostics, food-borne pathogen detection and bio-defense.

The company has established two major performance objectives for the new technology. The first is to shorten the incubation times of a typical DNA or protein assay by a factor of 10-fold or more, relative to current technology. The second is to increase sensitivity by a factor of 100-fold or more.

The company's scientists expect the new technology to shorten analysis incubation times by rapidly agitating the sample mixture and rapidly concentrating sample target molecules into a reaction zone. At the reaction zone, target molecules in the sample bind to probe molecules. The scientists expect these rapid processes to drive target binding at least ten times faster than with current methods.

Increased sensitivity reduces the amount of sample and amplification needed to provide reliable results. Amplification is a costly and time-consuming process, can contribute to errors, and is often difficult to quantify. YoDx will use the company's light scattering nano-particle counting technology in combination with Accelr8's OptiChem(TM) surface chemistry to provide accurate quantitation and very low background interference. New improvements covered in the patent application include methods to reduce background interference and simplify nano-particle detection. Company scientists expect the sensitivity of the improved device to substantially exceed that of the fluorescence methods that dominate today's applications.

According to Thomas Geimer, Accelr8's Chairman and CEO, "we believe that emerging markets such as molecular diagnostics will require analytical systems that provide higher sensitivity, quicker results, better data reliability, and significantly lower cost as compared to today's PCR and immunoassay technologies. Markets such as drug discovery will require similar advances in methods to use with their high-throughput robotics to shorten the discovery cycle. We believe that YoDx will help us achieve these goals in a next-generation system that will strongly differentiate us from the competition. In addition, we believe that YoDx technology will give us powerful capabilities for portable point-of-care devices. YoDx represents our next step in our plan to provide advanced quantitative capabilities to the bio-analytical industry."


     Certain statements in this news release may be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward--looking statement, including those detailed in the company's filings with the Securities and Exchange Commission.

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303 E. 17th Ave.   Suite 108         Denver, CO 80203         Phone 303-863-8088
                      Fax 303-863-1218     ww.accelr8.com